UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2008

PETRO RESOURCES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	333-132596	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 910 Houston, Texas 77056
(Address of principal executive offices)

(832) 369-6986
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2008, Petro Resources Corporation (the “Company”) entered into employment agreements (the “Employment Agreements”) with the following executive officers (the “Executive Officers”):  (i) Wayne P. Hall, Chairman of the Board and Chief Executive Officer, (ii) Donald L. Kirkendall, President, (iii) Harry Lee Stout, Executive Vice President, Chief Financial Officer and General Counsel, (iv) James W. Denny, III, Executive Vice President and Chief Operating Officer, and (v) Allen R. McGee, Executive Vice President and Chief Accounting Officer.  The Employment Agreements were approved by the compensation committee of the board of directors of the Company.

In general, each Employment Agreement contains provisions concerning terms of employment, voluntary and involuntary termination, indemnification, severance payments, and other termination benefits including parachute payments and the continuation of perquisites.

The term of each Employment Agreement runs from June 1, 2007 until June 1, 2010, except in the case of Mr. Denny's Employment Agreement which has an effective date of March 1, 2008 and expires on March 1, 2011.

Each Employment Agreement provides for an initial annual base salary level for each Executive Officer, which may be adjusted by the compensation committee or the board of directors of the Company.  The following table sets forth the initial, annual base salary levels set forth in the Employment Agreements for the Executive Officers:

Name and Position	Initial Base Salary
Wayne P. Hall, Chairman of the Board and Chief Executive Officer	$150,000
Donald L. Kirkendall, President	$150,000
Harry Lee Stout, Executive Vice President, Chief Financial Officer and General Counsel	$150,000
James W. Denny, III, Executive Vice President and Chief Operating Officer	$180,000
Allen R. McGee, Executive Vice President and Chief Accounting Officer	$75,000

The Employment Agreements also provide for annual bonuses and participation in the Company’s long-term incentive plans, each to be in an amount to be determined by the compensation committee or the board of directors of the Company.

If there is an involuntary termination other than due to a change of control, the Employment Agreements provide for lump sum cash payments to each Executive Officer equal to the Executive Officer’s annual base salary, plus a parachute payment in an amount equal to the excise tax, if any, imposed by Section 4999 of the Internal Revenue Code, as amended, as well as the continuation of benefits for twelve months.  If the Executive Officer’s employment is terminated due to death or disability, then, in addition to the above, upon the date that is the later of the termination date or the date that the Executive Officer signs the required release, all options become immediately vested and exercisable and all restricted stock unrestricted.

If there is an involuntary termination due to a change of control, then each Employment Agreement provides for lump sum cash payments equal to two (2) times the Executive Officer’s annual base salary, a parachute payment in an amount equal to the excise tax, if any, imposed by Section 4999 of the Internal Revenue Code, as amended, as well as the continuation of benefits for twelve months, plus, upon the date that is the later of the termination date or the date that the Executive Officer signs the required release, all options become immediately vested and exercisable and all restricted stock unrestricted.

In addition, the Employment Agreements contain restrictions upon the Executive Officers’ ability, during and after the period of employment, to use confidential information or trade secrets of the Company, to provide services that are competitive with the Company, and to solicit or induce employees to terminate their employment relationships with the Company.

Each Employment Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code, as amended.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETRO RESOURCES CORPORATION

Date: June 2, 2008	/s/ Wayne P. Hall
Wayne P. Hall,
Chief Executive Officer